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EXHIBIT 10.27

CORPORATE EXECUTIVE SEVERANCE
PAY PLAN
AND
SUMMARY PLAN DESCRIPTION
Approved April 10, 2000

        WHEREAS, the Board of Directors of In Focus Systems, Inc. ("InFocus") considers it essential to the best interests of InFocus and its subsidiaries (collectively, the "Company") to foster the continued employment of key management personnel; and

        WHEREAS, the Board of Directors of InFocus has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management to their assigned duties without distraction concerning what might happen to their income in the event of a termination of their employment without cause;

        A severance pay program will be available as of April 10, 1999 (the "Plan Date") for those executives named on Exhibit A attached hereto (each an "Executive"). The date an Executive is eligible to participate in the Plan ("Eligibility Date") shall be as follows: Executives listed as "InFocus Executives" will be eligible to participate as of the Plan Date. Executives listed as "Proxima Executives" will be eligible to participate as of the date of completion of the share exchange between InFocus and Proxima ASA. The InFocus Board of Directors may designate additional executives as eligible to participate in the Plan.

        The Plan will apply to only those Executives whose employment is involuntarily terminated other than for Cause and, within 18 months of a "Change in Control", those Executives who resign with "Good Reason" as those terms are defined herein. Notwithstanding, severance pay benefits under the Plan shall not be payable solely as a result of an Executive's transfer of employment to Company, as a result of the InFocus/Proxima share exchange, and the share exchange shall not be deemed a "Change in Control" for purposes of this Plan. An Executive's "Date of Termination" is the last day the Executive is designated as an employee. Payment of the severance benefits will be as follows:

  (i)
  For CEO or President-level employees: 24 months compensation minus lawful deductions and withholdings (based upon base salary as of the Date of Termination).

  (ii)
  For Sr. Vice President and Vice President-level employees: 12 months compensation minus lawful deductions and withholdings (based upon base salary* as of the Date of Termination).

    *In the event that an Executive's base salary is less than 70% of his/her total targeted compensation including sales commissions, but excluding any bonuses or accelerated commission and/or bonuses, then compensation will be based on base salary plus current year target sales commission at 100% achievement.

  Additional provisions will apply to all severance benefits:

  a.
  Payments will be made in equal monthly installments over the relevant period, and will be conditioned upon the Executive's execution of Exhibit B, a Release and Waiver Agreement. The Executive has 45 days in which to consider and execute the Release.

  b.
  Executive outplacement for a period of 12 months will be provided.

  c.
  The Executive shall receive a single lump sum cash payment equal to the number of months of base salary calculated above of estimated premiums for COBRA continuation coverage, minus lawful deductions and withholdings, that the Executive is eligible to elect under his or her company provided health plan.

  d.
  The first payment shall be made within 10 days of the Executive's signing the Release.

  e.
  No mitigation shall be required, and no reduction shall be made if an Executive finds employment during the payout period.

  f.
  All payments to the Executive shall cease and the Company shall have no further payment obligations to the Executive if:

    i)
    Executive, directly or indirectly, owns, has any interest in, acts as an officer, director, agent, employee or consultant of, or assists in any way or in any capacity any person, firm, association, partnership, corporation or other entity which engages or proposes to engage in any business competitive with the Business (as defined below) of InFocus in any geographical area where In Focus engages in such business (a "Competitive Entity"). The restrictions of this section prohibiting ownership in a Competitive Entity shall not apply to Executive's ownership of less than one percent (1%) of publicly-traded securities of any Competitive Entity. The "Business" is defined as the manufacture, distribution or development of data/video projectors or components thereof.

    ii)
    The Executive induces, asks, solicits, or attempts to induce, ask, or solicit, directly, indirectly, or by assisting others, any person who is in the Company's employment or providing services to the Company, to leave such employment or business relationship and, as a result, said person actually does leave the employment or business relationship with Company, unless Executive receives prior written consent of the Company; or

    iii)
    Executive's employment is terminated due to Executive's Death or Disability; provided, however, that once an Executive becomes entitled to severance benefits hereunder, any subsequent Death or Disability of Executive during the relevant severance period will not impair or terminate the severance benefits.

        Payments are conditioned both on the executive's signing the general release and abiding by all provisions of the Plan, including the limitations on confidentiality, competition and solicitation.

        Nothing contained in this Plan is designed to limit in any manner any additional legal or equitable remedies that the Company may have against the Executive for violation of his contractual or legal obligations regarding confidentiality, competition or solicitation. For CEO or President-level employees, all payments shall be made within 24 months of the Date of Termination, with the final payment consisting of all remaining payments due the Executive.

        In calculating the payment, the calculation described in the section entitled "Adjusted Payment" will apply.

        Vesting for purposes of stock options issued by the Company and vacation accrual ceases as of the Executive's Date of Termination. Nothing herein affects, modifies or amends any benefit that may be available under existing options plans.

        "GOOD REASON" shall mean the occurrence, within 18 months after a Change in Control (and without the Executive's written consent), of any one of the following acts by the Company, or failures by the Company to act:

  (i)
  the assignment to the Executive of any material duties inconsistent with Executive's status at the time of the Change in Control, or a substantial adverse alteration in the nature and status of Executive's responsibilities as existed immediately prior to the Change in Control; or

  (ii)
  any material reduction by the Company in the Executive's annual base salary as in effect immediately prior to the Change in Control; or

  (iii)
  the failure by the Company to pay to Executive any portion of Executive's current salary or incentive compensation within ten (10) days of the date such compensation is due; or

  (iv)
  the failure by the Company to (a) continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation; or (b) continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

  (v)
  the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's retirement savings, life insurance, medical, health and accident, vacation, paid time off or disability plans in which the Executive was participating immediately prior to the Change in Control, or

  (vi)
  the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment as of the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or relocation thereof accepted by Executive) except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control.

        Notwithstanding the foregoing, no event shall constitute "Good Reason" unless the Executive shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive.

        ADJUSTED PAYMENT    The parties intend that payments made under this Plan, when combined with all other compensatory payments, will be limited to avoid the application of the excise tax imposed under Internal Revenue Code Section 4999 (the "Excise Tax"). Therefore, notwithstanding anything in this Plan to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to Executive (referred to hereinafter as "Tax Counsel"), any portion of the payment to Executive under this Plan or any other agreement between Executive and the Company, is to be treated as an Excess Parachute Payment under Internal Revenue Code Section 280G, then the Company shall reduce the total amount of the payment. The reduction amount shall be an amount sufficient to ensure that no part of the payment received shall be treated as an Excess Parachute Payment or create an Excise Tax liability.

        In the event that the amount of any payment which would be payable to or for the benefit of Executive is reduced to comply with this Section, the Company and Executive jointly shall decide which payments, under this Plan or any other arrangement, are to be reduced; provided, however, the Company shall not unreasonably deny the requests and preferences of Executive in making this determination.

CHANGE OF CONTROL

        For purposes of this Plan, a "Change in Control" shall mean:

  (a)
  Any "person" as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes a beneficial owner (within the meaning of rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; provided, that the foregoing shall not include a person who acquires such securities, or a material portion thereof, as the result of one or more transactions approved by the Company's Board of Directors; or

  (b)
  A majority of the directors elected at any Annual or special meeting of shareholders of the Company are not individuals nominated by the Company's then incumbent Board of Directors; or

  (c)
  The shareholders of the Company approve a reorganization, merger or consolidation of the Company with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or

  (d)
  The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A "Management Change in Control" shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise).

CAUSE

        For purposes of this Plan, the Company shall have "Cause" to terminate the Executive's employment with the Company upon the Executive's:

  (i)
  conviction for the commission of a felony;

  (ii)
  intentional or grossly negligent conduct that is demonstrably and significantly injurious to the Company or its affiliates;

  (iii)
  self-dealing, dishonesty, breach of fiduciary duty, or diversion of a corporate opportunity to the detriment of the Company;

  (iv)
  competition with the Company; or

  (v)
  violation of a key Company policy (i.e., acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours).

OTHER TERMS

        This Plan is intended to supersede any prior written employment agreements or plans regarding severance pay that may be in place with certain of the Company's employees. It is not intended to supercede applicable laws or regulations governing benefits in the case of termination of employment. In the event of conflict between any said prior agreements, applicable law, and the terms herein, the Severance Plan or applicable law shall govern, whichever provides the greater benefit. The provisions of this Plan cannot be changed, amended or modified in any way that would reduce the benefit to an Executive unless the Executive provides his/her written consent.

        Notwithstanding the foregoing, any Executive with a prior written severance agreement may opt not to participate in this Plan. Each Executive will be given 90 days from his/her Eligibility Date to make a written determination of participation (Exhibit C), and absent a determination on or before that date, then Executive will not be covered by this Plan. A written election to participate in this Plan shall constitute a Proxima Executive's agreement for cancellation of any prior written agreement related to severance.

        Alienability.    The Executive cannot assign or otherwise alienate the rights and benefits under this Plan.

        Severability.    The provisions of this Plan are severable. In the event any provision or portion of this Plan is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Plan shall remain in full force and effect and shall in no way be affected or invalidated thereby.

ADDITIONAL PROVISIONS

1.
The Plan Administrator is the Board of Directors of InFocus or its designee. All questions should be directed to the following Company representative:

    Cindy Rockwell, VP Human Resources
    InFocus Corporation
    27700B SW Parkway Avenue
    Wilsonville, OR 97070

2.
Subject to the procedures set forth in Section 10 below, the Plan Administrator shall have full power to interpret and administer the plan in good faith; provided, however, that decisions with respect to eligibility for severance and the determination of Cause and Good Reason shall be made solely by the Board of Directors of InFocus.

3.
Plan benefits are not assignable and are void if assignment is attempted. All benefits under the Plan will be paid from the general assets of the Company and no trust fund, escrow arrangement or other segregated account will be established. Accordingly, Executives entitled to receive severance benefits under the Plan will have no priorities over the claims of the Company's general creditors.

4.
Executives are eligible for severance as described in the foregoing Severance Pay Plan (the "Plan"). Benefits under the Plan are conditioned upon (i) Executive's signed acceptance of Exhibit B within 45 days of the Executive's being provided the Release and ii) compliance with any Proprietary Information and/or Confidentiality Agreements or other agreements employees have with the Company for the purpose of protecting trade secrets/confidential information and the Executive's common law duties to protect confidential information belonging to the Company.

5.
The Plan Number is 502.

6.
The Plan is self-administered.

7.
The Plan Year is 1/1/00 through 12/31/00 and Plan records will be kept on a fiscal year basis.

8.
The type of Plan is a Welfare Plan—Severance Pay.

9.
Legal process may be served on:

  Cindy Rockwell, Vice President, Human Resources
  InFocus Corporation
  27700B SW Parkway Avenue
  Wilsonville, OR 97070

        Legal process may also be served on the Company as the Administrator.

10.
All claims by the Executive for compensation and benefits under this Plan shall be directed to and determined by the Board of Directors and shall be in writing. Any denial by the Board of a claim for benefits under this Plan shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial, the specific provisions of this Plan relied upon, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material is necessary, and appropriate information as to the steps to be taken if he/she wishes to submit the claim for review. The Board shall afford a reasonable opportunity to the Executive for a review of a decision denying a claim and shall further allow him/her to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the claim has been denied. In the event a participant disputes a decision of the Board/Plan Administrator regarding this Plan, he/she shall have the right to a de novo review by a court of competent jurisdiction.

STATEMENT OF ERISA RIGHTS

        Under ERISA (Employee Retirement Income Security Act of 1974) employees have certain specific rights regarding the severance pay plan. This document constitutes the official Plan document and summary Plan description.

        If you are eligible for benefits under Company's Corporate Executive Severance Pay Plan ("Plan"), you are entitled to certain rights and protections under ERISA. You may examine (without charge) all Plan documents, including documents filed with the U.S. Department of Labor, from the Employee Benefits Manager. You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. (The document containing this statement constitutes both the Plan document and the summary plan description.) A reasonable charge may be made for copies.

        Employees may also obtain a statement telling them whether they have a right to receive severance benefits under the Plan, and if so, what such benefits would be. This statement must be requested in writing and is not required to be given more than once a year. The statement must be provided free of charge.

        In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate your Plan, called fiduciaries, have a duty to do so prudently and in the interest of you and other Plan participants. No employee may be fired or discriminated against to prevent him or her from obtaining Plan benefits or from exercising his or her rights under ERISA.

        Under ERISA, you can take steps to enforce your rights. For instance, if you request materials from the Administrator and do not receive them within 30 days, you may file a suit in federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $100 per day until you receive them, unless the reasons why the materials were not sent were beyond the control of the Administrator. If your claim is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, for example because the courts finds your claim frivolous, you may be ordered to pay these costs and fees.

        If you have any questions about the information presented here, please do not hesitate to contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

        Only the Plan Administrator is authorized to make administrative interpretations of the provisions of the Plan and will do so only in writing. You should not rely on any representation, whether oral or in writing, which any other person may make concerning Plan provisions and your entitlement to benefits under them.

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  EXHIBIT 10.27
CORPORATE EXECUTIVE SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION Approved April 10, 2000